April 24, 2026

National Integrity Life Insurance Company
400 Broadway
Cincinnati, Ohio 45202

RE:     Opinion of Counsel
Separate Account I of National Integrity Life Insurance Company
File Numbers 333-175481 and 811-04846
Pinnacle, Pinnacle III, IV, V (pre 1-1-12) flexible premium deferred variable annuity

Ladies and Gentlemen:

This Opinion of Counsel is in connection with a filing of post-effective amendment number 16 to the registration statement (File No. 333-175481) filed on form N-4 for the Pinnacle, Pinnacle III, IV, V (pre 1-1-12) flexible premium deferred variable annuities to be issued by National Integrity Life Insurance Company and its Separate Account I and filed pursuant to the Securities Act of 1933, as amended.

I have made such examination of the law and have examined such records and documents as in my judgment are necessary and appropriate to enable me to render the opinions expressed. I am of the following opinions:

1.National Integrity Life Insurance Company is duly organized and validly existing under the laws of the State of New York and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of New York.

2.Separate Account I is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the “Act”) and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

3.Upon the acceptance of a contribution paid by an owner pursuant to a contract issued in accordance with the prospectus contained in this registration statement and upon compliance with applicable law, such an owner will have a legally issued contractual interest binding upon the National Integrity Life Insurance Company.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

/s/ Bryan J. Kreyling

Bryan J. Kreyling
Counsel
Western & Southern Financial Group, Inc.